UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2015

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The Compensation Committee of the Board of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) approved a grant of 18,156 restricted stock awards to George Bacigalupo (the “Executive”), Executive Vice President, Commercial Lending, subject to the terms and conditions of the Restricted Stock Award Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, effective October 1, 2015.

 The terms of the Executive’s Restricted Stock Award Agreement contain certain terms and conditions that are substantially identical to the Company’s form of restricted stock award agreement, as well as certain new provisions which require, among other things, (1) the Executive to successfully meet or exceed certain goals and expectations in order for the awards to vest over a five-year time period, with ten-percent (10%) of the awards vesting in each of the first four years and sixty-percent (60%) of the awards vesting in the fifth year, (2) the Executive to hold a minimum of $150,000, less applicable tax withholding, of Company common stock, which becomes vested on October 1, 2020, for at least one year thereafter, and (3) any cash payment made under the Executive’s change in control agreement will be reduced by the value of any portion of the restricted stock, which was granted on October 1, 2015, that becomes vested as a result of a change in control.

The foregoing description of the grant of restricted stock does not purport to be complete and is qualified in its entirety by reference to the Restricted Stock Award Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
  (d)  Exhibits.

                            Exhibit No.            Description

10.1	Restricted Stock Award Agreement between Berkshire Hills Bancorp, Inc. and George Bacigalupo dated October 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE:  October 2, 2015                                                                By:  /s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer